UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 31, 2017

Mustang Bio, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-55668	47-3828760
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Gansevoort Street, 9th Floor

New York, New York 10014

(Address of Principal Executive Offices)

(781) 652-4500

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

PSCA License Agreement

On May 31, 2017 (the “Effective Date”), Mustang Bio, Inc. (the “Company”) entered into an exclusive license agreement (the “PSCA Agreement”) with City of Hope (“COH”) to acquire intellectual property rights in patent applications related to the central memory enriched T cells lentivirally transduced to express a prostate stem cell antigen (“PSCA”) specific chimeric antigen receptor (“CAR”). Pursuant to the PSCA Agreement, the Company will pay COH an upfront fee of $300,000 within 30 days of the Effective Date in addition to an annual maintenance fee. COH also is eligible to receive milestone payments totaling approximately $15 million upon and subject to the achievement of certain milestones. Royalty payments in the mid-single digits are due on net sales of licensed products and licensed services. The Company is obligated to pay COH a percentage of certain revenues received in connection with a sublicense in the mid-teens to mid-thirties, depending on the timing of the sublicense in the development of any product.

The term of the PSCA Agreement expires on a country-by-country basis and on a patent right basis on the later to occur of the expiration of the last to expire of any of the patent rights in such country and the date on which the last of the remaining obligations under the PSCA Agreement have been satisfied. Either the Company or COH may terminate the PSCA Agreement upon notice to the other upon breach without remedy or upon insolvency. In addition, the Company may terminate the PSCA Agreement at will without cause after adequate notice.

HER-2 License Agreement

On the Effective Date, the Company also entered into an exclusive license agreement (the “HER-2 Agreement”) with COH to acquire intellectual property rights in patent applications related to the central memory enriched T cells lentivirally transduced to express a HER2-specific hinged-optimized, 41BB-costimulatory CAR and a truncated CD19. Pursuant to the HER-2 Agreement, the Company will pay COH an upfront fee of $600,000 within 30 days of the Effective Date in addition to an annual maintenance fee. COH is also eligible to receive milestone payments totaling approximately $15 million upon and subject to the achievement of certain milestones. Royalty payments in the mid-single digits are due on net sales of licensed products and licensed services. The Company is obligated to pay COH a percentage of certain revenues received in connection with a sublicense in the mid-teens to mid-thirties, depending on the timing of the sublicense in the development of any product.

The term of the HER-2 Agreement expires on a country-by-country basis and on a patent right basis on the later to occur of the expiration of the last to expire of any of the patent rights in such country and the date on which the last of the remaining obligations under the HER-2 Agreement have been satisfied. Either the Company or COH may terminate the HER-2 Agreement upon notice to the other upon breach without remedy or upon insolvency. In addition, the Company may terminate the HER-2 Agreement at will without cause after adequate notice.

CS1 License Agreement

On the Effective Date, the Company also entered into an exclusive license agreement (the “CS1 Agreement”) with COH to acquire intellectual property rights in patent applications related to the central memory enriched T cells lentivirally transduced to express a CS1-specific CAR. Pursuant to the CS1 Agreement, the Company will pay COH an upfront fee of $600,000 within 30 days of the Effective Date in addition to an annual maintenance fee. COH is also eligible to receive milestone payments totaling approximately $15 million upon and subject to the achievement of certain milestones. Royalty payments in the low single digits are due on net sales of licensed products and licensed services. The Company is obligated to pay COH a percentage of certain revenues received in connection with a sublicense in the mid-teens to mid-thirties, depending on the timing of the sublicense in the development of any product.

The term of the CS1 Agreement expires on a country-by-country basis and on a patent right basis on the later to occur of the expiration of the last to expire of any of the patent rights in such country and the date on which the last of the remaining obligations under the CS1 Agreement have been satisfied. Either the Company or COH may terminate the CS1 Agreement upon notice to the other upon breach without remedy or upon insolvency. In addition, the Company may terminate the CS1 Agreement at will without cause after adequate notice.

The summaries of each agreement set forth above do not purport to be complete and are subject to and qualified in their entirety by reference to the text of such agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mustang Bio, Inc.
(Registrant)

Date: June 6, 2017

	By:	/s/ Manuel Litchman, M.D.
Manuel Litchman, M.D.
President and Chief Executive Officer